Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 our report dated March 7, 2003 (March 17, 2005 as to the effects of the restatement discussed in Note 20) relating to the consolidated financial statements and financial statement schedule of NII Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” in 2002, the adoption of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002 and the restatement of NII Holdings, Inc.’s consolidated financial statements for the two months ended December 31, 2002 (Successor Company) and for the ten months ended October 31, 2002 (Predecessor Company)) and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
February 9, 2006